Exhibit 99.1

GENERAL MARITIME CORPORATION

CONTACT:
John C. Georgiopoulos
Chief Financial Officer
General Maritime Corporation
(212) 763-5670


                 GENERAL MARITIME ACQUIRES SOPONATA GROUP ASSETS

 Accretive Acquisition Significantly Improves Fleet's Age Profile and Positions
                       Company for Increased Profitability

New York, New York, March 26, 2004 - General Maritime Corporation (NYSE: GMR) today announced that it has reached an agreement to acquire the fleet and technical operations of Soponata SA, a world-class Portuguese shipping company, for cash. As part of this transaction, General Maritime will acquire five vessels, four newbuilding contracts and Soponata's technical management company. The transaction is subject to customary closing conditions and is expected to be completed by May 2004.

Peter Georgiopoulos, Chairman, Chief Executive Officer and President, commented, "We are extremely excited to have once again utilized our strong financial position to consolidate the mid-sized tanker market in an accretive manner. The acquisition, which was completed at a compelling price, will enable General Maritime to accomplish important strategic objectives such as further increasing our earnings potential, improving the age profile of our fleet, and expanding our chartering relationships with oil majors. The newbuilding contracts that we acquired also enable General Maritime to access the newbuilding market without adding to the world orderbook capacity."

Founded in 1947, Soponata has a rich heritage of operating quality tankers and serving world class customers. Soponata's fleet consists of nine vessels including three double-hull Aframax tankers, two double-sided Suezmax tankers and four newbuilding Suezmax tankers of which two are scheduled for delivery in 2006 and two in 2007. The Soponata acquisition will significantly improve the age profile of General Maritime's fleet. Including the newbuildings, the average age of the fleet will be reduced to approximately 10 years from its present age of approximately 12 years. The percentage of double-hull and double-sided vessels will increase to 83% compared to 79% at the present time. Including the newbuildings, General Maritime's fleet will increase to 51 vessels, consisting of 26 Aframax and 25 Suezmax with a carrying capacity of approximately 6.2 million dwt.

Mr. Georgiopoulos continued, "We have once again entered into an acquisition that will add enduring value to the Company and its shareholders. Building on our landmark acquisition in 2003, we intend to utilize our expanded fleet to further enhance the Company's commercial and financial position. As we did in 2003, we also intend to maintain our intense focus on preserving the Company's financial strength and flexibility - two pillars of our approach to operating the Company for long-term success."

General Maritime will acquire Soponata SA's fleet and operations for an enterprise value of $415 million (inclusive of four newbuilding contracts). The Company intends to finance the acquisition through the use of cash on hand and available borrowings on their revolving credit facility. General Maritime expects the acquisition to be immediately accretive. Based on the 5-year Clarksons average for Suezmax and Aframax spot rates, management believes the acquisition could contribute $34.2 million annually and $60.4 million annually after the addition of the 4 newbuildings to operating cash flow on a pro-forma basis.

Mr. Georgiopoulos concluded, "General Maritime will seek to continue to benefit from the current strong market by operating the majority of its new and existing tankers in the spot market. Our 33% time charter coverage complements our strong spot position and allows us to provide significant downside protection to our shareholders. We will continue to pursue opportunities to add enduring value to General Maritime." American Marine Advisors acted as a financial advisor to General Maritime Corporation on the Soponata transaction.

                       About General Maritime Corporation

General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. We also currently operate tankers in other regions including the Black Sea and Far East. General Maritime Corporation owns and operates a fleet of 42 tankers - 23 Aframax and 19 Suezmax tankers - making it the second largest mid-sized tanker company in the world, with a carrying capacity of approximately 5.1 million dwt.


                          Conference Call Announcement


General Maritime Corporation announced that it will hold a conference call on Friday, March 26, 2004 at 11:00 a.m. Eastern Time to discuss its acquisition of the Soponota Group assets. To access the conference call, dial (913) 981-5523 and ask for the General Maritime Corporation conference call. A replay of the conference call can also be accessed until April 8, 2004 by dialing (888) 203-1112 for US callers and (719) 457-0820 for non-US callers, and entering the passcode 717441. The conference call will also be simultaneously webcast and will be available on the Company's website, www.GeneralMaritimeCorp.com.



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"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of
1995 This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management's current expectations and observations. Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: failure of one or more of the contemplated acquisitions to close; changes in demand; a material decline or prolonged weakness in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2003.